                                                                EXHIBIT 10.10

                       EXECUTIVE SALARY CONTINUATION AGREEMENT

          THIS AGREEMENT, made and entered into this 22nd day of May 1998, by and between Bank of Yorba Linda ("Bank"), a California banking corporation, and Michael H. Mullarky (hereinafter called the "Executive").


                                W I T N E S S E T H:

          WHEREAS, the Executive is in the employ of the Bank, serving as its Executive Vice President;

          WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, and his reputation and contacts in the industry are so valuable that assurance of his continued service is essential for the future growth and profits of the Bank, and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Bank's employment during his lifetime or until the age of retirement; and

          WHEREAS, it is the desire of the Bank that his services be retained as herein provided; and

          WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                     ARTICLE 1

          1.1 BENEFICIARY - The term Beneficiary shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder.

          1.2 DISABILITY - The term Disability shall mean an inability to substantially perform the substantial and regular duties performed by the Executive as an employee of the Bank. Such disability may either be caused by illness or injury and includes mental disabilities. For purposes of this Agreement, the determination of the Executive's disability shall be made in the opinion of a competent physician or medical authority as described in Section
4.2 of this agreement.   Such determination by the physician or medical
authority shall be final and conclusive on all parties hereto.

                                       1

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          1.3  NAMED FIDUCIARY AND PLAN ADMINISTRATOR - The Named Fiduciary and
Plan Administrator of this plan shall be the Bank.

          1.4 EFFECTIVE DATE - This Agreement is effective as of May 22, 1998 (the "Effective Date") and no benefits under this Agreement shall be payable to or shall accrue for the benefit of, Executive prior to May 22, 1998.

                                     ARTICLE 2

          2.1 EMPLOYMENT - The Executive is employed by the Bank as Executive Vice President. The Executive will continue in the employ of the Bank in such capacity or as otherwise agreed upon by the parties.

          2.2 FULL EFFORTS - The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Bank, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Bank.

          2.3 FRINGE BENEFIT - The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

                                     ARTICLE 3

          3.1 RETIREMENT - If the Executive shall continue in the employment of the Bank until he attains the age of sixty-seven (67), he may retire from active daily employment as of the first day of the month next following attainment of age sixty-seven (67) or upon such later date as may be mutually agreed upon by the Executive and the Bank.

               3.1.1 PAYMENT - The Bank agrees that upon such retirement it will pay to the Executive the annual sum of Fifty Two Thousand Dollars ($52,000), payable monthly on the first day of each month following such retirement for a period of one hundred twenty months (120) months, subject to the conditions and limitations herein set forth.

          3.2 DEATH AFTER RETIREMENT - If the Executive shall so retire, but shall die before receiving the full amount of monthly payments to which he is entitled hereunder, the Bank will continue to make such monthly payments to the duly qualified beneficiary, representative, executor or administrator of his estate. Provided, however, that the duly qualified beneficiary, representative, executor or administrator of the Executive's estate shall have the absolute right upon the Executive's death to elect to receive a lump sum payment from the Bank for the sum of the balance of payments due Executive. Such election shall be in the discretion

                                       2

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of the duly qualified beneficiary, representative, executor or administrator and shall be within sixty (60) days of the Executive's death. If the election is made, the Bank shall make payment to such duly qualified beneficiary, representative, executor or administrator within sixty (60) days of such election.

                                     ARTICLE 4

          4.1 DEATH PRIOR TO RETIREMENT - In the event that the Executive should die while actively employed by the Bank at any time after the date of this Agreement, but prior to his attaining the age of sixty-seven (67) years, the Bank will pay the annual sum of Fifty Two Thousand Dollars ($52,000) per year to the duly qualified beneficiary, representative, executor or administrator of the Executive's estate. Such payments shall be made in equal monthly installments for a period of one hundred and twenty (120) months. Such monthly payments shall begin on the first day of the month following the month of the demise of the Executive. Provided, however, that the duly qualified beneficiary, representative, executor or administrator of the Executive's estate shall have the absolute right upon the Executive's death to elect to receive a lump sum payment from the Bank for the balance of payments and payable on the terms described in this Section 4.1. Such election shall be in the discretion of the duly qualified beneficiary, representative, executor or administrator and shall be within sixty (60) days of the Executive's death. If the election is made, the Bank shall make payment of the lump sum to such duly qualified beneficiary, representative, executor or administrator within sixty (60) days of such election.

          4.2 DISABILITY PRIOR TO RETIREMENT - In the opinion of a competent physician or medical authority selected or approved by the Board of Directors, the Executive had or does have or will continue to have a Disability (as defined in Section 1.2) for some period and the aggregate of one or more of the foregoing periods of Disability are or will be one hundred and eighty (180) days or more in any three hundred sixty (360) day period while actively employed by the Bank at any time after the date of this Agreement, but prior to his attaining the age of sixty-seven (67) years, the Executive will be considered to be one hundred percent (100%) vested in the amount set forth for the year in which such Disability first occurs in the Accrued Salary Continuation Liability column in Schedule A attached hereto and made a part hereof. Said amount shall be paid to the Executive in equal monthly installments on the first day of each month for a period of one hundred twenty (120) months beginning on the first day of the month from the date of the opinion of Disability; provided, however, that the Executive shall have the absolute right, upon such opinion of Disability to elect to receive a lump sum payment from the Bank for the sum accrued in accordance with the Accrued Salary Continuation Liability column of Schedule A attached hereto and made a part hereof in the year of the opinion of Disability. Such elections shall be in the Executive's discretion and shall be made within sixty (60) days of such opinion of Disability. Should the Executive elect to receive the lump sum payment, payment shall be made in full within sixty (60) days of such election.

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          If the Executive dies within twenty-four (24) months after being disabled, the Bank shall pay to the duly qualified beneficiary, representative, executor or administrator of the Executive's estate in equal monthly installments on the first day of each month for the period of one hundred twenty
(120) months from the date of death of Executive the amount in the Accrued Salary Liability column of Schedule A attached hereto and made a part hereof (less the amount paid by reason of the Executive's Disability). Provided, however, that the duly qualified beneficiary, representative, executor or administrator of the Executive's estate shall have the absolute right upon the Executive's death to elect to receive a lump sum payment (less the amount of any payments paid by reason of the Executive's Disability) from the Bank for the sum which will pay the duly qualified beneficiary, representative, executor or administrator of the Executive's estate the sum accrued in the Accrued Salary Continuation Liability column of Schedule A attached hereto and made a part hereof for the year of Executive's death. Such election shall be in the beneficiary's, representative's, executor's or administrator's discretion and shall be within sixty (60) days of the Executive's death. Should the qualified beneficiary, representative, executor or administrator of the Executive's estate elect to receive the lump sum payment, payment shall be made in full within sixty (60) days of such election. If the Executive dies more than twenty-four
(24) months after receipt of the lump sum paid by reason of the Executive's Disability, no further payments shall be payable under this Agreement.

                                     ARTICLE 5

          5.1 VOLUNTARY TERMINATION BY EXECUTIVE - In the event that the Executive voluntarily terminates his employment prior to his attaining the age of sixty-seven (67) years and if no cause exists under Section 5.2, and subject to the following paragraph, the Executive will be considered to be 100% vested in the amount set forth for the year of termination in the Accrued Salary Continuation Liability column of Schedule A attached hereto and made a part hereof. Said amount shall be paid to the Executive within two (2) years of the voluntary termination of Executive's employment.

          Executive hereby covenants and agrees that for a twenty-four (24) month period following any voluntary termination of Executive from the Bank, Executive shall not solicit any customers or employees of the Bank to move their banking or employment relationships from the Bank, and Executive shall not directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be competitive with the business of the Bank, as an employee, agent, independent contractor, owner, director or other representative. In the event of a merger, where the Bank is not the surviving corporation, or in the event of a consolidation, in the event of a transfer of all or substantially all of the assets of the Bank, or in the event that the majority of the Bank's Board of Directors, as it exists as of the date of this Agreement, does not have control, the Executive shall be unconditionally released from all of his noncompetition duties and obligations under this paragraph.

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          5.2  TERMINATION BY BANK FOR CAUSE - No benefits or payments of any kind shall be made by reason of this Agreement in the event that the employment of the Executive is terminated by the Bank for any of the following reasons:
Executive has (i) willfully failed to perform or habitually neglected the appropriate duties which he is required to perform hereunder; or (ii) willfully failed to follow any policy of the Bank which materially adversely affects the condition of the Bank; or (iii) engaged in any activity in contravention of any Bank policy, statute, regulation or governmental policy which materially adversely affects the Bank's condition, or its reputation in the community, or which evidences the lack of Executive's fitness or ability to perform Executive's duties; or (iv) willfully refused to follow any appropriate instruction from the Board of Directors unless Executive asserts that compliance with such instruction would cause the Bank or Executive to violate any statute, regulation or governmental or Bank policy; or (v) subject to Section 4.2 above, become physically or mentally disabled or otherwise evidenced his inability to discharge his duties as chief executive officer of the Bank, or (vi) been convicted of or pleaded guilty or nolo contendere to any felony, or (vii) committed any act which would cause termination of coverage under the Bank's Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to the Bank as a whole.

          5.3 OTHER TERMINATION OF SERVICE - The Bank reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment (as provided in paragraph 2.1) of the Executive shall terminate prior to his attaining age sixty-seven (67) years, other than for the reasons stated in Section 5.1 or Section 5.2 above, and other than by reason of his Disability or death, then the Executive will be considered to be one hundred percent (100%) vested in the amount set forth for the year for which such termination occurs in the Accrued Salary Continuation Liability column in Schedule A attached hereto and made a part hereof. Said amount shall be paid to Executive in equal monthly installments on the first day of each month for the period of one hundred twenty (120) months beginning on the first day of the month when Executive reaches age sixty-seven (67) years. Provided, however, that the Executive shall have the absolute right, upon such termination, to elect to receive a lump sum payment from the Bank for the accrued amount in the year of termination in the Salary Continuation Liability column in Schedule A attached hereto and made a part hereof. Such election shall be in the Executive's discretion and shall be made within sixty (60) days of termination. Should the Executive elect to receive the lump sum payment, payment shall be made in full within sixty (60) days of such election.

                                     ARTICLE 6

          6.1 ALIENABILITY - Neither the Executive nor other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, or commute hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary or any of them, or be transferable by operation of law

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in the event of bankruptcy, insolvency or otherwise.  Any such attempted assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder shall be void.

                                     ARTICLE 7

          7.1 PARTICIPATION IN OTHER PLANS - Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which the Bank may now or hereafter have.

                                     ARTICLE 8

          8.1 FUNDING - The Bank reserves the right to determine how it will fund its obligations undertaken by this Agreement. Should the Bank elect to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and beneficiary of the policy. The Bank reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities as well as any other funding program, at any time, in whole or in part. Such termination shall in no way affect the Bank's obligation to pay the Executive as provided in this Agreement. At no time shall the Executive be deemed to have any right, title, or interest in or to any specified asset or assets of the Bank, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

          8.2 UNSECURED - Any such policy shall not in any way be considered to be security for the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Bank.

          8.3 COOPERATION - If the Bank purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical or other examination or tests which may be necessary.

          8.4 RIGHT AS CREDITOR - This Agreement shall not be construed as giving the Executive or his beneficiaries any greater rights than those of any other unsecured creditor of the Bank. This Agreement shall not be construed to create a trust relationship between the parties.

                                     ARTICLE 9

          9.1 BENEFITS AND BURDENS - This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives and the Bank and its successors, administrators or assignees.

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                                     ARTICLE 10

          10.1 NOT A CONTRACT OF EMPLOYMENT - This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

                                     ARTICLE 11

          11.1 ARBITRATION - In the event that any dispute shall arise between the parties concerning the provisions of this Agreement or the performance of any part of the obligations hereunder, or in the event of an alleged breach of this Agreement by any of the parties hereto, and the parties are unable to mutually adjust and settle same, such dispute or disputes shall be submitted to binding arbitration pursuant to the applicable rules of the American Arbitration Association, and the decision and determination of the arbitrators shall be final and conclusive.

                                     ARTICLE 12

          12.1 ENTIRE AGREEMENT - This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive.

                                     ARTICLE 13

          13.1 ATTORNEYS' FEES - If any party to this Agreement resorts to a legal action or arbitration to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' and court fees, costs and expenses in addition to any other relief to which he or it may be entitled. This provision applies to the entire Agreement. Each party to this Agreement had the right to be represented by an attorney in the negotiation and execution of this Agreement.

          13.2 NOTICES - Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally serviced in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Bank at its Administrative Office or to Executive at the address appearing below his signature. Either party may change its address by written notice in accordance with this section.

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          13.3 APPLICABLE LAW - Except to the extent governed by the Laws of the
United States, this Agreement is to be governed by and construed under the laws of the State of California.

          13.4 CAPTIONS AND PARAGRAPH HEADINGS - Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

          13.5 INVALID PROVISIONS - Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

          13.6 PROVISIONS EXCLUSIVE - Each of the rights and benefits of Executive herein is exclusive and not cumulative unless otherwise provided herein. Executive shall receive only the specific and limited benefit in the section to which he or his successors or representatives or administrators first become entitled under this Agreement, and shall have no other or further benefits or rights under or pursuant to any other section or provisions of this Agreement.

          IN WITNESS WHEREOF, the Bank has caused this Agreement dated May 22, l998 to be duly executed, pursuant to a resolution date November 28, l995 approved by its Board of Directors, by its Chairman of the Board and its corporate seal affixed, duly attested by its Secretary and the Executive has hereunto set his hand and seal, in Yorba Linda, California.


BYL BANK GROUP                     EXECUTIVE:


By: /s/ H. Rhoads Martin           /s/ Michael H. Mullarky
     H. Rhoads Martin,             Michael H. Mullarky
     Chairman of the Board
                                   Dated: May 22, 1998


By: /s/ John F. Myers              ____________________________________
     John F. Myers, Secretary
                                   ____________________________________
                                             (Address)

                                       8

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                                  SCHEDULE A
                OF THE EXECUTIVE SALARY CONTINUATION AGREEMENT
                             DATED MAY 22, 1998

                              MR. MIKE MULLARKY

        Age 51, retire at age 67, $52,000/Annual Benefit, for 10 years

                                                       Accrued Salary
    Plan Year        Annual Benefit Accrual         Continuation Liability
    ---------        ----------------------         ----------------------
       1                    $10,736                        $10,736
       2                     11,685                         22,421
       3                     12,718                         35,138
       4                     13,842                         48,980
       5                     15,065                         64,045
       6                     16,397                         80,442
       7                     17,846                         98,288
       8                     19,424                        117,711
       9                     21,140                        138,852
      10                     23,009                        161,861
      11                     25,043                        186,903
      12                     27,256                        214,160
      13                     29,666                        243,825
      14                     32,288                        276,113
      15                     35,142                        311,255
      16                     38,248                        349,503


                                POST RETIREMENT

      17                     28,818                        326,321
      18                     26,769                        301,091
      19                     24,539                        273,630
      20                     22,112                        243,742
      21                     19,470                        211,212
      22                     16,595                        175,807
      23                     13,465                        137,272
      24                     10,059                         95,331
      25                      6,352                         49,683
      26                      2,317                              0

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